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Principal
  Financial                                                   Principal Life
  Group                                                       Insurance Company


Mr. Ralph C. Eucher President and Chief Executive Officer Principal Investors Fund, Inc. Principal Financial Group placeCityDes Moines, StateIA PostalCode50392-2080


Dear Mr. Eucher

Principal Life Insurance Company intends to purchase the following shares (the "Shares"):

                                                   Purchase        Shares
 Fund                                               Amount        Purchased
 -----------------------------------------------------------------------------
 Principal LifeTime 2050, Class B                 $10,000.00       791.139
 Principal LifeTime Strategic Income, Class B     $10,000.00       825.083
 Ultra Short Bond, Class A                        $10,000.00       995.025

Each share has a par value of $.01 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.


                        PRINCIPAL LIFE INSURANCE COMPANY

                          /s/Michael D. Roughton
                       BY ________________________________
                         Michael D. Roughton
                         Vice President and Senior Securities Counsel